EXHIBIT 21.1
CPM Holdings, Inc.
Consolidated Subsidiaries
As of September 30, 2010

		Percentage of
		Voting Securities
	Organized Under	Beneficially Owned
Name of Company	Laws of	by Registrant
Registrant — CPM Holdings, Inc.	Delaware
Consolidated subsidiaries of the Registrant:
CPM Acquisition Corp.	Delaware	100
Crown Acquisition Corp.	Delaware	100
Crown Biofuels, LLC	Minnesota	100
Crown Iron Works Company	Delaware	100
CPM Wolverine Proctor, LLC	Delaware	100
CPM SA, LLC	Delaware	100
CPM Machinery (Wuxi), LTD	China	100
CPM Pacific (Private), LTD	Singapore	100
CPM Europe (Ireland), LTD	Ireland	100
CPM Europe, BV	Netherlands	100
CPM Europe (UK), LTD	United Kingdom	100
CPM WPS, LTD	United Kingdom	100
CPM WPS (UK), LTD	United Kingdom	100
CPM Wolverine Proctor, LTD	United Kingdom	100
Europa Crown UK, LTD	United Kingdom	100
Europa Crown, LTD	United Kingdom	100
Europa Crown Management, LTD	United Kingdom	100
Crown Friendship Engineering Co., LTD	United Kingdom	60
GTL (2007) Limited	United Kingdom	100
Greenbank Technology Limited	United Kingdom	100
Greenbank Engineering Developments, LTD	United Kingdom	100
Nanjing Ruiya First Polymer Processing Equipment	China	100
Nanjing Ruiya Polymer Processing Equipment, LTD	China	100
Crown Iron Technologies, LTDA	Brazil	100
CPM Argentina, SRL	Argentina	100